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Exhibit 10.14

                                    AMENDMENT

                                       TO

                                    DVL, INC.

                             1996 STOCK OPTION PLAN

                AMENDMENT (this "Amendment") to the DVL, Inc. 1996 Stock Option Plan (the "Plan").

                WHEREAS, the Plan was adopted in 1996 by DVL, Inc., a Delaware corporation (the "Company"), and originally provided for the issuance in the aggregate of up to 1,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock");

                WHEREAS, the Board of Directors adopted, subject to stockholder approval, and the stockholders of the Company at the Annual Meeting of Stockholders of the Company held on February 1, 2000, approved, a subsequent amendment to the Plan to increase the number of shares available under the Plan by an aggregate of 1,000,000 shares of Common Stock; and

                WHEREAS, all terms and conditions of the Plan, other than as specifically amended as set forth in this Amendment, shall remain in full force and effect.

                NOW THEREFORE, the Plan has been amended as follows:

       The first sentence of Section II of the Plan is deleted in its entirety and the following sentence is inserted in its place:

                "Subject to the adjustments provided in Section VII of the Plan, the aggregate number of shares of the Common Stock which may be issued for all purposes under the Plan shall be two million five hundred thousand (2,500,000) shares."

                IN WITNESS WHEREOF, the Secretary of the Company has executed this Amendment and certifies that the amendment to the Plan set forth above accurately reflects the amendment to the Plan adopted by the Board of Directors and the stockholders of the Company.

                        /s/ Jay Thailer
                        -------------------------
                        Jay Thailer, Secretary